Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

MACKAY LLP

We hereby consent to the incorporation of our report dated February 5, 2004, relating to the financial statements of Globetech Ventures Corp. for the year ended September 30, 2003 in the Annual Report on Form 20-F dated March 26, 2004, and to the reference to our firm as 'Experts in Accounting.'

/s/ MacKay LLP, Chartered Accountants

Vancouver, British Columbia, Canada

March 26, 2004